PERSONAL & CONFIDENTIAL

October 19, 2004

Jeffrey E. Coombs

Insightful Corporation

1700 Westlake Ave. N.

Suite 500

Seattle, Washington 98109

Dear Jeff,

I am very pleased to offer you the position of President and Chief Executive Officer of Insightful Corporation, commencing April 29, 2004. The Board of Directors and the entire Insightful team are excited about the broad business experiences and creative approach you will add to our team. We believe that you will be an important asset in continuing to build the company.

For your services you will be paid a base salary of $8,653.85 bi-weekly, which calculates to $225,000 on an annual basis. In addition, you will be eligible for at-plan annual cash incentives of $120,000, which will bring your annual at-plan cash compensation to $345,000. Your base salary and bonus are subject to a minimum 5% increase at the beginning of 2005 and on January 1 of each of the following three calendar years. The company will also provide you with $2,300 per month to cover living expenses in Seattle for one year through April 2005. We will reimburse you for reasonable and documented expenses you incur before December 31, 2005 in moving your family from San Francisco to Seattle, including the costs associated with selling your condo in San Francisco and buying a house in Seattle.

As a regular full-time employee you will fully share and participate in all Insightful sponsored benefits including health, dental, vision, and 401K. You will accrue paid vacation at a rate of four weeks per year. Please indicate your acceptance of this offer by signing and delivering one copy of this letter and the employment agreement to Ken Moyle at the company. This offer represents our belief that you will continue to make a significant contribution to the success of Insightful and we look forward to having you at the helm.

Sincerely,

/s/ Samuel R. Meshberg

Samuel R. Meshberg

Chairman

Insightful Corporation

ACCEPTANCE: Jeffery E. Coombs /s/ Jeffrey E. Coombs

Date October 27, 2004